United States CONSUMER PRODUCT SAFETY COMMISSION Peloton Recalls Two Million Exercise Bikes Due to Fall and Injury Hazards Recalled Peloton Bike Model PL01 Exhibit 99.1

Name of Product: Peloton Bikes Model PL01 Hazard: The bike’s seat post assembly can break during use, posing fall and injury hazards to the user. Remedy: Repair Recall Date: May 11, 2023 Units: About 2.2 million Consumer Contact Peloton toll-free at 866-679-9129 from 6 a.m. to 12 a.m. ET, 7 days a week or online at https://support.onepeloton.com/hc/en-us/articles/360060446032-Peloton-Recalls- Tread-And-Tread-Full-Details-Here or at www.onepeloton.com and click on Product Recalls at the bottom of the page for information on how to request the free seat post and instructions for installation.

Recall Details

Description:

This recall involves Peloton Bikes with model number PL01. The Peloton Bike measures 4 ft. long x 2 ft. wide, and has an adjustable seat, handlebar, and screen, which tilts up and down to accommodate different heights. The Peloton name and the model number are displayed on the inside front fork, near the flywheel.

Remedy:

Consumers should immediately stop using the recalled exercise bikes and contact Peloton for a free repair. Peloton is offering consumers a free seat post that can be self-installed.

Incidents/Injuries:

Peloton has received 35 reports of the seat post breaking and detaching from the bike during use, including 13 reports of injuries including a fractured wrist, lacerations and bruises due to falling from the bike.

Sold At:

Peloton and Dick’s Sporting Goods stores nationwide and online at Onepeloton.com, Amazon.com and Dicksportinggoods.com from January 2018 through May 2023 for about $1,400.

Distributor(s): Peloton Interactive Inc., of New York Manufactured In: Taiwan Recall number: 23-201 Note: Individual Commissioners may have statements related to this topic. Please visit www.cpsc.gov/commissioners to search for statements related to this or other topics.